Exhibit 99.1

Electronic Clearing House (ECHO) Announces CEO Retirement and New Leadership Appointments

CAMARILLO, Calif.--(BUSINESS WIRE)--Electronic Clearing House, Inc. (NASDAQ:ECHO), a leading provider of electronic payment and transaction processing services, today announced the upcoming retirement of Chairman and Chief Executive Officer Joel M. (“Jody”) Barry, effective July 2, 2007, the anticipated date of the Company’s Annual Meeting of Shareholders. Upon Barry’s retirement, President and Chief Operating Officer Charles J. (“Chuck”) Harris will assume the position of Chief Executive Officer, and independent Board member Richard D. Field will assume the role of non-executive Chairman of the Board of Directors.

“It has been an honor to serve ECHO since 1986 in various capacities throughout an exciting two decades of growth and development for the Company,” said Jody Barry, Chairman and Chief Executive Officer of Electronic Clearing House, Inc. “On behalf of the Board, we are pleased that we have Chuck Harris, a proven veteran of the payments and financial services industries, to take the helm, along with a strong and dedicated management team in place. In their capable hands, ECHO is ready and well positioned to execute our plans and regain growth momentum in our core businesses.”

Mr. Barry’s retirement ends a 20-year span of ECHO leadership. Jody Barry has been a Director of ECHO since 1987 and Chairman of the Board since December 1987. Mr. Barry served as Executive Vice President and Chief Financial Officer of ECHO from 1987 to 1990 at the time of his appointment as Chief Executive Officer. Since 1990, Mr. Barry has also been a Director and the Chief Executive Officer of ECHO’s MerchantAmerica, Inc. and XPRESSCHEX, Inc. wholly owned subsidiaries, roles which Mr. Harris will also assume. The Company expects to finalize a retirement separation arrangement with Mr. Barry prior to the anticipated Annual Meeting.

“On behalf of Richard Field and the Board of Directors, along with the entire ECHO team, we deeply appreciate Jody Barry’s many years of service to our Company,” said Chuck Harris. “Jody has been paramount to the Company’s accomplishments over the past 20 years, and we intend to continue his legacy and vision for ECHO. We wish him the very best in his retirement.”

Chuck Harris joined ECHO in September 2005 as President, Chief Operating Officer and Director. Prior to joining the Company, Mr. Harris served in executive, operational and sales leadership positions at prominent organizations including Paymentech and Electronic Data Systems. Most recently, from 2002 to 2005, he was President and Chief Executive Officer of Merchant Link, a wholly-owned subsidiary of Paymentech and a supplier of electronic payment technologies and outsourced services to the point-of-sale market.

Richard Field became a Director of ECHO in July 2004. Mr. Field has worked in the financial services industry for over 40 years as an executive of the Bank of New York, Chase, and Citigroup, and a director of MasterCard International and Chairman of its U.S. Board of Directors. Since his retirement from full time employment in 1997, Mr. Field has continued his career in the specialty financial services sector as a co-founder and director of LendingTree, Inc. and as a board member of Providian Financial Corporation and HPSC, Inc.

ECHO’s Annual Meeting of Shareholders is tentatively scheduled for July 2, 2007 and will be held at the Company’s offices.

About Electronic Clearing House, Inc. (ECHO)

ECHO (www.echo-inc.com) provides a complete solution to the payment processing needs of merchants, technology companies, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.Examples of forward-looking statements included in this press release include the statement regarding the new management and chairman appointments and plans for growth and development. Potential risks and uncertainties that may cause actual results to differ materially include, but are not limited to, such factors as fluctuations in demand for the Company’s products and services, the introduction of new products and services, the Company’s ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Contacts

Electronic Clearing House
Donna Rehman, Corporate Secretary
800-262-3246, ext. 8533
corp@echo-inc.com
www.echo-inc.com

or

The Abernathy MacGregor Group
Moira Conlon
213-630-6550
MHC@abmac.com